Exhibit 99.2

Supplemental Unaudited Disclosures

Related to the Acquisition of Avis Europe plc

The following disclosures are presented to provide unaudited historical financial and operating data for Avis Europe plc (“Avis Europe”), which was acquired by Avis Budget Group, Inc. (“Avis Budget” or the “Company”) on October 3, 2011.

The unaudited historical financial and operating data for Avis Europe for the first three quarters of 2011 have been prepared from the historical unaudited financial statements of Avis Europe and have been adjusted to retroactively reflect post-acquisition financing of Avis Europe and to exclude transaction-related costs and amortization of intangible assets recognized as a result of the acquisition. The financial information gives effect to the purchase of Avis Europe as if it had occurred on January 1, 2011.

The information is for informational purposes only and is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition of Avis Europe been completed at the beginning of each period presented, nor is it indicative of the future financial position or results of operations of the combined company. The historical financial information is based on certain assumptions that management believes are reasonable and has been adjusted to give effect to items that are directly attributable to Avis Europe and factually supportable.

The unaudited historical financial and operating data do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of Avis Budget and Avis Europe or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The Company believes these historical financial and operating data will help investors better understand and evaluate the operating results and trends of the business. We believe that this information, combined with other GAAP and non-GAAP metrics such as Adjusted EBITDA, will also aid investors in the comparison of our operating results with other companies’ results.

The Company estimates that, had it consolidated the results of Avis Europe throughout 2011, the incremental impact on Avis Budget’s operating data and results excluding certain items would have been as follows:

	Three Months Ended
	March 31, 2011	June 30, 2011	Sept. 30, 2011
Operating statistics (a):
Rental days (000’s)	5,298	6,722	8,309
Time & mileage revenue per day	$43.67	$46.60	$47.57
Average fleet	86,489	106,952	123,898
Financial data ($ in millions):
Revenue	$344	$455	$560

Adjusted EBITDA, excluding certain items (b)(c)	$7	$44	$120

Less: Non-vehicle-related depreciation and amortization (d)	6	6	7
Interest expense related to corporate debt, net (e)	20	20	20

Income before income taxes, excluding certain items (f)	$(19)	$18	$93

(a)	Vehicle rental operating statistics (rental days and time and mileage revenue per rental day) are calculated based on the actual usage of the vehicle during a 24-hour period. The Company believes this methodology, while conservative, provides its management with the most relevant statistics in order to manage the business. The Company’s calculation may not be comparable to other companies’ calculations of similarly titled statistics.
(b)	The Company defines Adjusted EBITDA as income before non-vehicle-related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle-related interest and income taxes. The Company believes that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by the Company’s management, including its chief operating decision maker, to perform such evaluation. It is also a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and the Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Adjusted EBITDA does not take into account any synergies that have resulted or may result from the acquisition of Avis Europe.
(c)	Adjusted EBITDA includes vehicle interest related to borrowings under the Company’s €350 million European variable fleet financing facility.
(d)	Reflects pre-acquisition depreciation and amortization; excludes amortization of intangible assets recognized as a result of the acquisition.
(e)	Interest expense related to corporate debt, net includes incremental costs related to the acquisition of Avis Europe.
(f)	Income before taxes excludes transaction-related and other costs incurred by Avis Europe in conjunction with the acquisition by the Company as well as amortization expense related to intangible assets recognized as a result of the acquisition.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements discussed in this document may not occur. There can also be no assurance that the adjusted historical results of Avis

Europe will be indicative of results that Avis Europe (now known as Avis Budget EMEA) will achieve in future periods. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and in future filings with the SEC, including under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for the Company’s ongoing obligations under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.